Exhibit 99.2

Poniard Pharmaceuticals Announces Progression-Free Survival Data from Phase 2 Clinical Trial of Picoplatin in Metastatic Colorectal Cancer

— New Progression-Free Survival, Disease Control and Neurotoxicity Data To Be Presented at 2009 ASCO Annual Meeting Continue to Support Picoplatin as a Neuropathy-Sparing Alternative to Oxaliplatin for First-Line Treatment of Colorectal Cancer —

—Poniard Management Team to Host Analyst and Investor Briefing to Discuss Data on Sunday, May 31st —

South San Francisco, Calif. (May 28, 2009) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on innovative oncology therapies, today announced updated clinical data from its randomized, controlled Phase 2 trial of picoplatin in patients with metastatic colorectal cancer (CRC). The new data demonstrated that picoplatin, given once every four weeks in combination with 5-fluorouracil and leucovorin in the FOLPI regimen, and oxaliplatin, given in combination with 5-fluorouracil and leucovorin in the modified FOLFOX-6 regimen, have similar anti-tumor activity in the treatment of first-line metastatic CRC, as assessed by progression-free survival (PFS) and disease control measured by tumor response rate.  New data derived by three independent assessments of neurotoxicity indicated a statistically significant reduction in neurotoxicities with the use of picoplatin in FOLPI compared with oxaliplatin in FOLFOX (p<0.0019).

“Oxaliplatin given as part of the FOLFOX-based regimen is the current standard of care for metastatic colorectal cancer, but is associated with severe neuropathy at increasing cumulative doses approaching 800 mg/meter squared.  This significant side effect may cause patients extreme pain, numbness and weakness, which is often long-lasting and, in many cases, requires patients to discontinue treatment,” said Richard Goldberg, M.D., associate director of clinical research for the University of North Carolina Comprehensive Center and physician-in-chief of the N.C. Cancer Hospital. Dr. Goldberg also is a member of Poniard’s Clinical Advisory Board. “I am encouraged that the Phase 2 data continue to suggest that picoplatin is an active platinum agent in patients with advanced colorectal cancer with comparable clinical benefit to oxaliplatin but with significantly less neurotoxicity.”

Picoplatin, the Company’s lead product candidate, is a new generation platinum-based chemotherapy agent. Clinical studies to date suggest that picoplatin has an improved safety profile.  It is in clinical development for multiple indications and combinations and in two formulations.  The picoplatin CRC data will be presented at the American Society of Clinical Oncology’s 2009 Annual Meeting in Orlando, Fla., during the General Poster Session on Monday, June 1, from 8:00 a.m. to noon Eastern Time (abstract #4026) in W240A, Level 2, with a discussion of the poster scheduled from 11:30 a.m. to 11:45 a.m. in West Hall E1, Level 2.

Phase 2 CRC Trial Design and Updated Results

The randomized, controlled Phase 2 trial is evaluating picoplatin as a neuropathy-sparing alternative to oxaliplatin for the first-line treatment of metastatic CRC in 101 patients who have not received prior chemotherapy. The trial is comparing the safety and efficacy (assessed by objective tumor response, PFS and overall survival) of intravenous picoplatin given once every four weeks in combination with bi-weekly 5-fluorouracil and leucovorin (the FOLPI regimen) with oxaliplatin given in combination with 5-fluorouracil and leucovorin in the FOLFOX regimen.

The Phase 2 data, scheduled for presentation at the ASCO Annual Meeting, demonstrated that:

•                  The median PFS in the intent-to-treat population was 6.8 months for patients randomized and treated with the picoplatin-containing FOLPI regimen compared with 7.0 months for those who received modified FOLFOX-6, containing oxaliplatin.

•                  Of the 51 patients in the FOLPI treatment arm, 75 percent achieved disease control (defined as complete response, partial response or stable disease); two patients with a complete response, nine patients with a partial response and 27 patients with stable disease. In the FOLFOX treatment arm of 50 patients, 76 percent achieved disease control; three patients with a complete response, 11 patients with a partial response and 24 patients with stable disease.

•                  Only 29 percent of the patients who received FOLPI showed evidence of neurotoxicity compared with 60 percent of patients treated with FOLFOX. In addition, 16 percent of FOLFOX-treated patients exhibited severe (Grade 3/4) neurotoxicity, whereas no FOLPI-treated patients showed evidence of severe neurotoxicity. Three different measurements of neuropathy were statistically significant for FOLPI as a potential neuropathy-sparing alternative to FOLFOX (p<0.0019).

•                  With regard to hematologic toxicities, thrombocytopenia and neutropenia were more frequent and severe with the FOLPI regimen compared with FOLFOX.  However, only one episode of febrile neutropenia and no bleeding complications have been observed to date. In addition, 83 percent of the planned picoplatin dose of 150 mg/meter squared was able to be delivered monthly in the 51 patients treated in the FOLPI treatment arm of the trial.

•                  Nonhematologic adverse events, including gastrointestinal toxicity, were similar between the treatment groups, with the exception of alopecia, which occurred more frequently with FOLPI.

“We continue to be encouraged by these interim, proof-of-concept Phase 2 safety and efficacy results, which suggest the potential of picoplatin in FOLPI as a neuropathy-sparing therapeutic alternative to the use of FOLFOX for the first-line treatment of metastatic colorectal cancer,” said Robert De Jager, M.D., chief medical officer of Poniard. “We are continuing to observe the study participants to obtain overall survival data, and expect those data later this year.  The new PFS, tumor response and neurotoxicity data provide the rationale to consider additional trials to develop picoplatin as a preferred platinum for the treatment of metastatic colorectal cancer.”

Analyst and Investor Briefing

Poniard will host an investor event, in Orlando, on Sunday, May 31, 2009. Presentations will begin promptly at 6:00 p.m. Eastern Time. The event will feature presentations and discussion with expert oncologists, including Richard Goldberg, M.D., of the University of North Carolina’s Lineberger Comprehensive Cancer Center, William Oh, M.D. of Harvard Medical School and David S. Ettinger, M.D. of the Kimmel Comprehensive Cancer Center at Johns Hopkins in addition to members of Poniard’s senior management team. The analyst meeting will also be simultaneously Webcast from Poniard’s Web site at www.poniard.com and will remain available for 30 days following the live event.

About Colorectal Cancer

CRC is the third most common cancer in both American men and women, and the third leading cause of cancer death in the U.S. In 2008, an estimated 148,810 new cases of colon and rectal cancer were expected to be diagnosed in the U.S., with an estimated 49,960 deaths.(1) A FOLFOX-containing regimen is the current standard of care but is associated with a high incidence of neuropathy.

Discontinuation of oxaliplatin from FOLFOX is recommended by the National Comprehensive Cancer Network (NCCN) Practice Guidelines in Oncology (v.2.2009) after three months of therapy or sooner if significant neurotoxicity (> Grade 3) occurs, with other drugs maintained until the time of tumor progression.

About Picoplatin

Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors. Study data to date suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies. More than 1,100 patients have received picoplatin. To date, results suggest that hematologic events are severe but manageable. Kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) are less severe than is commonly observed with other platinum chemotherapy drugs. Picoplatin has demonstrated anti-tumor activity in a variety of solid tumors. It is being studied in multiple cancer indications and combinations by two routes of administration.

In addition to the Phase 2 clinical trial in CRC, Poniard is currently evaluating the efficacy and safety of picoplatin in small cell lung cancer in a pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial, which is being conducted under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration. The Company reached its enrollment target in this international, multi-center, randomized, controlled trial in March 2009. Poniard is also evaluating picoplatin in a Phase 2 clinical trial in patients with castration-resistant (or hormone-refractory) prostate cancer. Oral picoplatin is being evaluated in a Phase 1 clinical trial in solid tumors.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. For additional information please visit http://www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s results of clinical trials, business objectives and strategic goals, drug development plans, the potential safety and efficacy of its products in development and commercialization strategy. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of clinical testing; the receipt and timing of FDA and other required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the period ended March 31, 2009, which was filed with the SEC on May 11, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2009 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Susan Neath

Burns McClellan

212-213-0006

sneath@burnsmc.com

Jani Bergan

WeissComm Partners

415-946-1064

jbergan@wcpglobal.com

# # #

(1) American Cancer Society, Cancer Facts and Figures 2008